AGREEMENT


     THIS AGREEMENT is entered into as of the 23rd day of November, 1992, by and between BOISE CASCADE CORPORATION, a Delaware corporation (hereinafter called "Boise Cascade") and AMERICAN TISSUE MILLS OF OREGON, INC., a New York corporation (hereinafter called "American Tissue");

     In consideration of the covenants and agreements made herein by the parties, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1. Definitions.

     (a) "Accounting Code" means the Costing/Billing Method at the St. Helens Paper Mill attached hereto as Exhibit C.

     (b) "Boise Cascade" means Boise Cascade Corporation, a Delaware corporation.

     (c) "Direct Costs" are those costs so-defined in the Accounting Code.

     (d) "Exhibits" are those exhibits attached hereto and are incorporated herein by reference as though fully set forth in the body of this Agreement.

     (e) "Excluded Costs" are those costs so-defined in the Accounting Code.

     (f) "Indirect Costs" are those costs so-defined in the Accounting Code.

     (g) "Mill" means the St. Helens, Oregon, pulp and paper mill premises owned and operated by Boise Cascade as more fully described in Exhibit B. Boise Cascade represents that the description set forth in Exhibit B is true, accurate, and complete.

     (h) "American Tissue" means American Tissue Mills of Oregon, Inc., a New York corporation.

     (i) "Paper Machine" means the No. 3 Tissue Paper Machine located at the No. 3 Paper Machine Building at the Mill ("No. 3 Paper Machine Building"), as more fully set forth on Exhibit A, but specifically excludes the Real Property. The Paper Machine does not include any part of the foundation; i.e., the support which lies below the sole plate of the machine. The Paper Machine shall be deemed to be personal property.

     (j) "Real Property" means the No. 3 Paper Machine Building and the land lying directly underneath same, as more fully described on Exhibit B-l, and fixtures, facilities and appurtenances within the No. 3 Paper Machine Building, but specifically excluding the Paper Machine.

     (k) "Ton" is 2,000 pounds.

     (1) "Capital Costs" are those costs defined in the Accounting Code as capital improvements or capital repairs.

     2. Purchase of Paper Machine. Boise Cascade hereby sells to American Tissue and American Tissue hereby purchases from Boise Cascade the Paper Machine for the purchase price of $5,000,000.00, payable as follows:

     (a)  $833,333.00 upon execution of this agreement;

     (b) $166,667.00 by American Tissue's assumption of Boise Cascade's obligation to Koplik Paper Associates ("Koplik") pursuant to a certain agreement between

          Boise Cascade and Koplik dated October 20, 1992, a copy of which is annexed hereto as Exhibit H; and

     (c) $4,000,000.00 pursuant to the terms of a certain Promissory Note in the form annexed hereto as Exhibit I executed by American Tissue in favor of Boise Cascade simultaneously with the execution of this Agreement.

Simultaneously with the execution hereof, Boise Cascade shall duly execute and deliver to American Tissue an agreement to sell property in respect of the Paper Machine in the form annexed hereto as Exhibit J. Except as otherwise provided herein, American Tissue may remove the Paper Machine from the Mill. The Paper Machine shall not be removed during the term of this Agreement, except that component parts may be removed only for refurbishing or for the purpose of being replaced by new components. Boise Cascade shall provide access to American Tissue's title company representatives to survey the Real Property and/or the Warehouse Lease Site at American Tissue's expense. Such access shall be given upon 24 hours' advance notice.

     3. Warranty. Boise Cascade warrants that it is the sole owner and has good and marketable title to the Paper Machine, free and clear of any and all liens, restrictions, reservations, security interests (except the security interest created pursuant to Section 4 hereof), conditional sales agreements, leases, claims and encumbrances of any nature whatsoever. Except for Boise Cascade's representations set forth in Section 10 of this Agreement, the Paper Machine is sold "AS IS, WHERE IS." THE WARRANTIES SET FORTH IN THIS SECTION 3 ARE EXCLUSIVE AND IN LIEU

OF ALL OTHER WARRANTIES RELATING TO THE PHYSICAL CONDITION OF THE PAPER MACHINE, EXPRESS OR IMPLIED BY LAW OR TRADE USAGE, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BOISE CASCADE SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, IF ANY, INCLUDING BUT NOT LIMITED TO LOSS OF USE OR LOSS OF ANTICIPATED PROFITS, WHETHER ARISING IN CONTRACT, TORT, PRODUCT LIABILITY, OR OTHERWISE, ARISING OUT OF BREACH OF ANY WARRANTY RELATING TO THE PHYSICAL CONDITION OF THE PAPER MACHINE.

     4. Security Interest. To secure the timely payment and performance of the Obligations (as defined below), American Tissue does hereby grant a purchase money (to the fullest extent permitted by applicable law) security interest in favor of Boise Cascade in and to all the estate, right, title, and interest of American Tissue, whether now or later acquired, in and under the Paper Machine (including all future improvements and additions and replacements thereto), and all leasehold improvements hereafter made by American Tissue at the No. 3 Paper Machine Building (collectively, the "Collateral"). American Tissue shall also execute, deliver, and record a deed of trust, the form of which is attached as Exhibit R. The "Obligations" means all obligations of American Tissue now existing or hereafter arising under this Agreement, including but not limited to the Promissory Note annexed as Exhibit I and the obligation of American Tissue to make all payments and perform all obligations pursuant to the provisions of this Agreement and to transfer title to the Paper Machine to Boise Cascade under certain circumstances in accordance with the provisions of this Agreement. If American

Tissue is in default under the provisions of this Agreement after notice and the expiration of any grace or cure periods provided for in this Agreement, then upon not less than ten (10) days' notice to American Tissue, Boise Cascade may exercise all the applicable rights and remedies granted to a secured party by applicable law, including but not limited to the Uniform Commercial Code of the state of Oregon. American Tissue represents, warrants, and covenants that the security interest created hereby is prior to any other security interest or lien created or suffered by American Tissue in the Collateral. American Tissue agrees that from time to time, at the expense of American Tissue, American Tissue will promptly execute and deliver all further instruments and documents and take all further action that may be reasonably necessary or that Boise Cascade may reasonably request in order to perfect and evidence the security interest granted pursuant to this section, including the execution and filing of such financing or continuation statements or amendments thereto as may be reasonably necessary. The security interest shall remain in full force and effect until payment in full of the Obligations and shall be binding upon American Tissue, its successors and assigns, and shall inure to the benefit of Boise Cascade and its successors and assigns. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, the security interest in favor of Boise Cascade created pursuant to this Agreement shall be and shall be deemed to be subordinate to the lien(s) and/or security interest(s) hereafter granted by American Tissue to one or more third parties unrelated to American Tissue in connection with the financing of the Paper Machine and all improvements, additions and replacements hereafter made to the Paper Machine, provided, however, no such subordination shall be effective unless substantially all of the net proceeds of such financing (whether by way of a direct loan to American Tissue or a guarantee by American Tissue of such financing from an unrelated third party) are applied first in full or partial payment or prepayment of the promissory note from American Tissue to Boise Cascade in the principal amount of $4,000,000.00 of even date herewith referred to in Section 2 of this Agreement; provided further, the maximum aggregate principal amount of all such financing to which Boise Cascade's lien and security interest shall be subordinate ("Maximum Subordinated Debt") with respect to the Paper Machine (in its current condition) shall equal
(i) $4,000,000.00 and (ii) the total accumulated costs of all those improvements, additions and replacements made to the Paper Machine which are capitalized pursuant to the capitalization and depreciation policies set forth in Exhibit K during the three-year period commencing on the date of this Agreement, without any deduction for depreciation. Such subordination shall be automatic and no further instrument of subordination or other documentation shall be required to effectuate or evidence such subordination. However, upon the request of American Tissue or any third party(ies) providing any such financing, Boise Cascade agrees from time to time, at the expense of Boise Cascade, to promptly execute and deliver to American Tissue or any such third party(ies) all further documents or instruments and take all further action that may be reasonably necessary or that American

Tissue may reasonably request to effectuate and/or evidence such subordination, including the execution and filing of such documents as may be reasonably necessary.

     5. Lease. (a) Boise Cascade hereby leases the Real Property to American Tissue for the term hereof and subject to the terms and conditions hereinafter set forth. American Tissue shall obtain Boise Cascade's prior written consent for any leasehold improvements or any improvements to loading docks which may be utilized by American Tissue. Boise Cascade shall not unreasonably withhold or delay such consent. Title to leasehold improvements to the Real Property shall pass to Boise Cascade, without any payment owed to American Tissue, upon termination of this Agreement. American Tissue shall have no title to any improvements to the loading dock.

     (b) American Tissue shall have the exclusive use of the second floor of the No. 3 Paper Machine Building and shall have the non-exclusive use of all other portions of the Real Property. Boise Cascade shall have access rights to the second floor for Mill related purposes, but such access shall not unreasonably interfere with American Tissue's use of the Paper Machine. American Tissue shall have access rights to the Real Property, subject to Boise Cascade's Mill access guidelines. Boise Cascade represents that such guidelines will not unreasonably interfere with American Tissue's access to the Real Property or the use of the common areas at the Mill.

     (c) Boise Cascade shall maintain in good working order and repair the exterior, public and structural portions of the Real Property and all systems, facilities and installations relating thereto, including, without limitation, the plumbing, electrical, heating, ventilating and air conditioning systems serving the Real Property, with payment of the costs and expenses for such maintenance and repair to be in accordance with Section 7 of this Agreement. Anything herein to the contrary notwithstanding, any expenditure relating to first floor of the Real Property which does not directly and exclusively benefit American Tissue shall be appropriately apportioned between the parties.

     (d) Boise Cascade hereby covenants, warrants and represents as follows: (i) Boise Cascade has not received any notice of any claim, suit or other action or investigation with respect to the violation of any Federal, state or local environmental laws rules or regulations or OSHA regulations (or the state equivalent thereof) due to the presence of hazardous materials on the Real Property that remain unresolved or are pending; (ii) Boise Cascade is the beneficial and record owner of the Real Property in fee absolute, and there are no mortgages, liens, encumbrances, charges, tenancies, licenses, covenants, conditions, restrictions, rights-of-way, easements, encroachments or other restrictions of any nature or character whatsoever that unreasonably restrict or prevent American Tissue's use of the Real Property; and (iii) Boise Cascade has the full right and authority to lease the Real Property to American Tissue and American Tissue may peaceably and quietly enjoy the Real Property. Boise Cascade shall warrant and defend American Tissue's quiet enjoyment of the Real Property. The foregoing representations shall survive the expiration or earlier termination of this Agreement;

     (e) Except with respect to hazardous waste placed on the Real Property by American Tissue or its agents, employees and invitees (including contractors hired by American Tissue), Boise Cascade shall be fully and solely responsible, at Boise Cascade's sole and exclusive cost and expense, for any and all maintenance, repairs or improvements, structural or otherwise, required due to the presence of hazardous materials improperly deposited on the Real Property and/or hazardous waste and any other preexisting conditions, normal wear and tear excepted (i.e., the cost of repairing any part of the Real Property that breaks or fails after the date hereof shall be a Direct Cost, but the cost of repairing, replacing, or restoring any item damaged, broken, or currently inoperative or defective shall be an Excluded Cost) in or upon any portion of the Real Property and shall promptly perform any and all work relating to the presence of such hazardous materials and any other preexisting conditions in compliance with all applicable Federal, state and local rules and regulations. None of such costs or expenses shall be borne by or passed along to American Tissue, directly or indirectly;

     (f) Simultaneously with the execution hereof, Boise Cascade and American Tissue shall execute a Memorandum of Lease for recording, substantially in the form annexed hereto as Exhibit M.

     6. Operation of the Paper Machine. Boise Cascade shall, for the period commencing on the date hereof and ending December 31, 2012:

     (a) Operate, service, and maintain the Paper Machine as directed by American Tissue and handle, store and ship the finished paper from the Paper Machine in such manner as American Tissue may direct, including the furnishing of all labor, materials, parts, supplies, and sundries as may be reasonably necessary or as American Tissue may so reasonably direct, all consistent with Boise Cascade's historical practices. Boise Cascade shall use commercially reasonable efforts to operate the Paper Machine efficiently and at a cost level consistent with prior management practices at the Mill. Both parties recognize that machine malfunction and down-time is a common occurrence associated with the operation of the Paper Machine and such malfunctions and down-time shall not be considered a breach or default under this Agreement, including where caused by employee error, provided, however, that Boise Cascade generally manages and supervises the operation and maintenance of the Paper Machine with the same general level of care and supervision as with the other paper machines at the Mill. The Paper Machine and the Real Property shall be maintained and operated by Boise Cascade at American Tissue's expense as herein set forth in as good a state of repair as the same now are and shall be maintained and repaired in compliance with all federal, state, and local laws, rules, and regulations as are now in force or as hereafter may be in force and in accordance with Boise Cascade's safety standards and agreements applicable to the Mill. Both parties shall use commercially reasonable efforts to reduce costs to be incurred by American Tissue hereunder. Boise Cascade has obtained and shall maintain in full force and effect continuously throughout the term of this Agreement, all permits, licenses, certificates and other authorizations which are required with respect to the operation of the Paper Machine and the Mill under and pursuant to all applicable laws, rules and regulations except for general corporate business licenses that American Tissue must obtain in its own name. Boise Cascade shall provide adequate manpower levels for manning the operation of the Paper Machine at full capacity and in accordance with any applicable labor agreements. Full capacity shall include any increase in productive capacity as a result of capital improvements, operating efficiencies and/or grade mix efficiencies.

     (b) Without having to modify the current configuration of the Real Property or any other property in any material respect, provide and maintain the Real Property, including all structural facilities used in conjunction with the Paper Machine (but excluding only the portions used for the roll grinder and slitter grinder located in the No. 3 Paper Machine Building) and all services therein in good condition so as to assure the continued operation of the Paper Machine in accordance with this Agreement and, in addition, provide the necessary equipment, facilities, and labor for transporting finished paper to the truck facilities used in shipping finished paper from the Mill;

     (c) Without having to modify the current configuration of the Real Property or any other property in any material respect, provide to American Tissue in connection with its operation of the Paper Machine, the use of such truck facilities as may from time to time be necessary. If in the ordinary of business Boise Cascade shall be unable to ship the finished paper from the Mill as American Tissue may direct or if American Tissue shall decide to store any finished paper, Boise Cascade shall furnish storage facilities, as set forth on Exhibit D, the location of which may be changed by Boise Cascade from time to time; provided, however, that any alternate storage facilities shall be comparable in size and accessibility to the storage facilities described on Exhibit D and shall not be located so as to be unreasonably inconvenient to American Tissue. Boise Cascade shall bear all of the costs involved in relocating any material required to be moved to alternate storage facilities as may be designated by Boise Cascade pursuant hereto. Boise Cascade has no obligation to furnish storage facilities in excess of those described on Exhibit D.

     (d) Furnish to American Tissue from the pulp facilities at the Mill for use in the Paper Machine, pulp in such quantities, types, and qualities as set forth on Exhibit E and pursuant to all the terms and conditions of this Agreement and Exhibit E. American Tissue shall have the right, at its own expense, to install any necessary capital equipment solely in the Real Property to utilize secondary fiber in addition to the minimum volume obligations on Exhibit E. American Tissue shall have the right to provide its own pulp from outside sources from time to time in addition to the pulp being furnished by Boise Cascade to American Tissue pursuant to this Agreement. Use of fiber from third parties shall not reduce American Tissue's or Boise Cascade's obligations under Exhibit E.

     (e) American Tissue shall be excused from the Exhibit E pulp purchase requirements for any calendar year during the term of this Agreement to the extent that Boise Cascade is unable to produce at least 35,000 tons per year from the Paper Machine as directed by American Tissue, provided that American Tissue shall complete the capital improvement items listed in Exhibit N in the time frame set forth in Section 9 of this Agreement, American Tissue has consented to or approved all of Boise Cascade's reasonable recommended maintenance and capital repair items in respect of the Paper Machine, and American Tissue's designated mix of products produced by the Paper Machine is generally consistent with the current mix of products produced by the Paper Machine for the months of January 1992 and March 1992 as set forth in Exhibit P; if so, Boise Cascade shall also give American Tissue a year-end credit with respect to each such calendar year that Boise Cascade is unable to produce at least 35,000 tons of tissue paper in accordance with the following formula:


            35,000 - (S+D)
          -------------------  x C = Year End Credit
                 35,000

         Where:          S           =    Tons of tissue paper produced in the
                                          Calendar Year.

                         D           =    Lost tons due to market related
                                          downtime requested by American Tissue
                                          or capital repair or improvement
                                          down-time requested by American Tissue
                                          plus any tons that are not produced as
                                          a result of an event of force majeure,
                                          calculated based on 96 tons per day.

                         C           =    Indirect Costs plus Direct Costs
                                          excluding the following items: steam,
                                          power, fuel, dyes and chemicals.


     Without in any way limiting Boise Cascade's obligations as set forth in this Agreement, the failure of Boise Cascade to produce 35,000 tons in any calendar year shall not be considered a default hereunder. Because the Agreement does not begin on January 1, there shall be a modification of the calculation for the period beginning on the date of this Agreement and ending December 31, 1993, as follows: The same formula as above shall be utilized, except the numbers will be appropriately adjusted to reflect the longer period of time (i.e., the 35,000 figure in the numerator and the denominator shall be increased by a fraction: number of days from the date of this Agreement to December 31, 1993, divided by 365).

     7. Payment for Pulp and Services. For the services, facilities, and pulp furnished by Boise Cascade in accordance with this Agreement, American Tissue shall make payments to Boise Cascade as follows:

     (a) All Direct Costs attributable to the operation, servicing, and maintenance of the Paper Machine and the Real Property;

     (b) For pulp, American Tissue shall pay Boise Cascade an amount for each ton furnished in accordance with Exhibit E;

     (c) Capital Costs with respect to the Paper Machine and Real Property and Indirect Costs, as set forth on Exhibit C.

     (d) All records of costs shall be kept in accordance with the Accounting Code, and together with all related documentation shall be made available to American Tissue upon request for review and audit pursuant to the provisions of
Section 19 hereof and determinations as to which are Direct Costs, Indirect Costs, Excluded Costs, and Capital Costs shall be consistent with the Accounting Code;

     (e) Direct Costs and Capital Costs shall be paid on or before the last day of each calendar month against the invoice for the immediately preceding calendar month, which invoice shall be received by American Tissue no later than the tenth day of the month payment is due. Interest on the Direct Costs and the amount due for pulp (Exhibit E) shall accrue beginning on the 16th day of the month in which payment is due and continue until the amount due is paid. Interest shall be calculated at the prime rate on the 15th of each calendar month (or for the previous banking day if the 15th falls on a non-banking day) plus 1%. The prime rate shall be "the base rate on corporate loans as posted by at least 75% of the nation's 30 largest banks" as quoted by the edition of the Wall Street Journal published on the 16th day of each calendar month (or on the next day the Wall Street Journal shall be published).

     Indirect costs shall be reasonably estimated for each calendar month and payable on the 15th day of the calendar month in which they are actually incurred. The estimate shall be adjusted and American Tissue shall pay, or be credited, as the case may be, on the 15th day of the following calendar month, to cause the amount paid to reflect the actual Indirect Costs for the preceding month.

     8. Mill Rules and Other Agreements. To the extent that American Tissue's employees or contractors are at the Mill, they shall comply with all Mill rules, standards, and guidelines, and all applicable laws, rules, and regulations, and will take no action inconsistent with any contracts or agreements to which Boise Cascade is a party, including but not limited to the labor agreement. Simultaneously with the execution hereof, Boise Cascade and American Tissue shall execute an Assignment and Assumption Agreement in the form annexed hereto as Exhibit Q.

     9. Improvements to and Maintenance of the Paper Machine. American Tissue may from time to time, at its sole cost and expense, improve or upgrade the Paper Machine so as to enhance the production capabilities of the Paper Machine and/or the quality or types of products produced by the Paper Machine. American Tissue shall have the right to refuse approval of any suggested capital repair or capital improvement not necessary for safe operation (in accordance with Boise Cascade's Mill standards) or obligatory pollution control. Notwithstanding anything to the contrary in this Agreement, American Tissue shall cause at American Tissue's sole cost and expense, the required capital improvements set forth on Exhibit N to be installed prior to December 31, 1995. All repairs, maintenance, and improvements shall be scheduled so as to minimize disruption to Boise Cascade's operations to the extent reasonably practicable. At American Tissue's request, and to the extent reasonably and commercially practicable, American Tissue shall have the right to approve, in advance, any extraordinary repairs or maintenance which Boise Cascade intends to perform with regard to the Paper Machine. Boise Cascade has the right to make all repairs as herein set forth necessary for the Paper Machine to comply with its safety and environmental standards described in Section 6 hereof. Boise Cascade shall charge American Tissue its actual costs incurred in making or performing all such maintenance, repairs and improvements, without the addition of any "mark-up," all in accordance with the Accounting Code. American Tissue shall not create or suffer any liens or encumbrances against Boise Cascade's property, including the Real Property.

     10. Representations and Warranties of Boise Cascade. Boise Cascade represents and warrants to American Tissue that:

     (a) Boise Cascade is a corporation duly organized and validly existing under the laws of the state of Delaware, has the corporate power and authority to own, operate, and carry on the business of the Mill as contemplated by this Agreement and is duly qualified and in good standing in the state of Oregon;

     (b) Boise Cascade has obtained all necessary authorizations and approvals from its Board of Directors required for the execution, delivery and performance of this Agreement. Boise Cascade has the corporate power to execute and deliver this Agreement and consummate such transactions contemplated hereby; such execution and delivery does not, and such consummation will not, violate any provision of Boise Cascade's Certificate of Incorporation or Bylaws or of any mortgage, indenture, agreement, instrument, order, or decree to which Boise Cascade is a party or by which it is bound and to the best of its knowledge will not violate any law, governmental regulations, or restriction of any kind; and the officers of Boise Cascade are duly authorized to execute this Agreement;

     (c) Boise Cascade has no contractual or other obligations of any kind outstanding which would be violated by or result in the imposition of a lien on the Paper Machine or the Real Property by reason of the execution or performance of this Agreement by Boise Cascade;

     (d) No consent, approval or authorization of, or registration, qualification or filing with, any court, governmental agency or authority or any other third party is required for the execution, delivery and performance of this Agreement by Boise Cascade;

     (e) No claims, actions, suits, proceedings or investigations exist relating to or affecting this Agreement which, if adversely determined, would materially adversely affect American Tissue's rights and remedies under this Agreement in any material respect, nor does Boise Cascade know of any such threatened claims, actions, suits, proceedings or investigations;

     (f) No representation or warranty of Boise Cascade contained herein, or any of the historical data in Exhibit 2B which is attached to Exhibit C, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, or therein, not misleading;

     (g) The financial projections set forth in Exhibit S, previously delivered to American Tissue, have been made by Boise Cascade in good faith and are based upon all existing agreements and obligations with respect to the Mill (inclusive of the pulp mill). The projections are not predictions. All of Boise Cascade's material contracts that affect Direct Costs are set forth on Exhibit L and have not been amended or modified except as set forth in Exhibit L. To the best of Boise Cascade's knowledge, there are no existing agreements or obligations that will materially increase Indirect Costs, taken as a whole, inconsistent with historical data set forth in Exhibit 2B which is attached to Exhibit C. To the best of Boise Cascade's knowledge and belief, no material defaults exist in any such agreements or obligations.

     (h) Boise Cascade has the unrestricted right to sell the Paper Machine to American Tissue pursuant to the terms and conditions of this Agreement.

     11. Representations and Warranties of American Tissue. American Tissue represents and warrants to Boise Cascade that:

     (a) American Tissue is a corporation duly organized and validly existing under the laws of the state of New York, has the corporate power and authority to own, operate, and carry on the business as contemplated by this Agreement and shall promptly take such actions so as to become duly qualified and in good standing in the state of Oregon;

     (b) Execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of American Tissue and American Tissue has the corporate power and authority to execute and deliver this Agreement and consummate such transactions; such execution and delivery does not, and such consummation will not, violate any provision of American Tissue's Certificate of Incorporation or Bylaws or of any mortgage indenture, agreement, instrument, order, or decree to which American Tissue is a party or by which it is bound and to the best of its knowledge will not violate any law, governmental regulation, or restriction of any kind;

     (c) No consent, approval or authorization of, registration, qualification or filing with, any court, governmental agency or authority or any other third party is required for the execution, delivery and performance of this Agreement by American Tissue;

     (d) No claims, actions, suits, proceedings or investigations are pending or threatened against American Tissue relating to or affecting this Agreement which, if adversely determined, would adversely affect Boise Cascade's rights and remedies under this Agreement in any material respect, nor does American Tissue know of any grounds for any such claims, actions, suits, proceedings or investigations;

     (e) No representation or warranty of American Tissue contained herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, or therein, not misleading.

     12. Brokers or Finders. To the best of each party's knowledge and belief, neither American Tissue nor Boise Cascade has paid nor shall be required nor requested to pay, directly or indirectly, any finder's or brokerage fee in connection with the transaction contemplated hereby, except Koplik Paper Associates, whose fee shall be paid solely by American Tissue (who agrees to pay Boise Cascade's portion of the amount due as a credit against the purchase price) in accordance with the letter agreement between the parties dated October 21, 1992, as modified by Exhibit 0.

     13. Force Majeure and Labor Disturbances. If, by reason of fire, accident, explosion, or strike, or if by reason of an event beyond Boise Cascade's and American Tissue's control, such as a flood, freeze, drought, epidemic, embargo, an inadequate supply of facilities or labor, power, fuel or any other material, war, riot, acts of God or the public enemy, or a law, rule or regulation prohibiting Boise Cascade or American Tissue from fully or partially complying with its respective obligations hereunder (collectively, "force majeure,") Boise Cascade shall be unable to deliver or provide or American Tissue shall be unable to receive or use any portion of the pulp or of the services contracted for in this Agreement, such portion of the pulp or services to be delivered or provided hereunder during the period of any such disability shall be deemed eliminated from this Agreement and the amounts payable by American Tissue pursuant to this Agreement for such pulp or services during the period of any such disability shall be eliminated in the case of total disability or reduced proportionately in the case of partial disability, provided that during the period of such total or partial disability, American Tissue shall pay to Boise Cascade the continuing Direct Costs and Indirect Costs which are applicable.

     Following the occurrence of any disability as aforesaid, which involves damage or destruction to property, the party whose ability to perform hereunder shall have been curtailed will immediately undertake and prosecute diligently to repair and restore the property damaged or destroyed to a condition substantially equivalent to its condition prior to such damage or destruction.

     Boise Cascade and American Tissue shall provide and maintain the insurance policies required by Exhibit F.

     Any strike, lockout, or other labor disturbance shall be deemed an event of force majeure. Boise Cascade shall have no obligation to American Tissue to operate the Mill during any period of strike or lockout even though it may be within Boise Cascade's power to do so.

     If Boise Cascade operates the Mill or any part thereof during any event of force majeure, Boise Cascade shall operate the Paper Machine and supply pulp therefore at the same relative rate of capacity as Boise Cascade operates the other paper machines then owned by Boise Cascade at the Mill, provided that no pulp produced by the Mill will be shipped to Vancouver, Washington, or elsewhere until the pulp requirements of American Tissue are satisfied.

     An event of force majeure shall include excessive governmental laws and regulations enacted, promulgated, or issued after the date of this Agreement. "Excessive governmental laws and regulations" are any federal, state, or local laws, rules, regulations, and ordinances which, taken as a whole (i.e., the cumulative effect of all such laws and regulations), would require for compliance the expenditure by Boise Cascade of amounts exceeding $25 million (exclusive of any monies currently being expended by Boise Cascade) over any three-year period (part of which may include monies already spent at the time a force majeure event is declared by Boise Cascade) with respect to the pulp mill.

     14. Defaults; Waivers.

     (a) If any party hereto shall fail to perform any material covenant or agreement herein contained on its part to be performed, other than by reason of Force Majeure as provided for in Section 13 hereof, and such default shall continue for a period of 30 days, 10 days in the case of a monetary default (monetary defaults are material), after written notice thereof given by the other party, the party giving such notice may, at its option, terminate this Agreement by giving not less than 3 business days' prior written notice of such termination to the defaulting party, provided, however, that in the event a nonmonetary default cannot be cured by the exercise of reasonable diligence within such period of 30 days, no such termination shall be effective if the defaulting party shall promptly commence, within such 30-day period, the steps necessary to cure such default and shall thereafter proceed with due diligence to complete the steps necessary to cure such default as expeditiously as possible.

     (b) If any party hereto files a debtor's petition for insolvency, bankruptcy, or reorganization under any chapter of the Federal Bankruptcy Code or state law relating to insolvency or bankruptcy, or if there is filed against any party hereto any involuntary petition under any such law relating to insolvency or bankruptcy praying that such party be reorganized or liquidated or declared bankrupt which is not stayed or dismissed within 60 days after such filing, or if a receiver or a trustee is appointed by any court to take possession of all or a major portion of the assets of such party, then the other party hereto may terminate this Agreement by giving not less than 3 business days' prior written notice of such termination to the defaulting party.

     (c) The failure of either party to exercise any right to terminate this Agreement in the event of default shall not constitute a waiver of the defaulting party's obligation to perform strictly in accordance with the terms of this Agreement. Any such right to terminate shall remain in full force and effect and may be exercised so long as such default continues.

     (d) Whether or not this Agreement is terminated by either party by reason of any default of the other party hereto, the defaulting party shall at all times be liable for all damages sustained as a result of its default except as limited by Section 15(d) hereof.

     (e) Each party shall use commercially reasonable efforts to mitigate the damages suffered by the non-defaulting party with regard to any breach or default of such party under the provisions of this Agreement except that Boise Cascade shall be under no obligation to sell, lease or otherwise dispose of the Paper Machine if Boise Cascade obtains possession or title to the Paper Machine.

     (f) If Boise Cascade shall default under this Agreement and such default prevents the operation of the Paper Machine, then for such period of time as such default shall continue, American Tissue shall not be required to pay the Direct Costs and Indirect Costs which are attributable to such period of down-time.

     (g) No waiver by either party of any default by the other party in the strict and literal performance of or compliance with any provision, condition, or requirement herein shall be deemed to be a waiver of strict and literal performance of and compliance with any other provision, condition, or requirement herein nor to be a waiver of or in any manner release such other party from strict compliance with any provision, condition, or requirement in the future; nor shall any delay or omission of either party hereto to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Except when otherwise expressly stated, no remedy expressly granted herein to either party shall be deemed to exclude any other remedy which would otherwise be available, including but not limited to a lawsuit for damages filed in state or federal court in Oregon.

     (h) If American Tissue shall default, after notice and the expiration of any applicable cure period, under any financing obtained by American Tissue secured by the Paper Machine or improvements thereto to which Boise Cascade's lien pursuant to Section 4 has been subordinated, then such default shall constitute a material default by American Tissue under this Agreement. American Tissue shall provide Boise Cascade with prompt notice of any notice of default received by American Tissue with regard to any other such financing.

     (i) If American Tissue offsets any amounts owed to Boise Cascade hereunder against any credits or other amounts American Tissue asserts that it is owed from Boise Cascade, Boise Cascade may, if all or any material portion of such setoff was improper, give written notice of default pursuant to the provisions of Section 14(a) hereof and shall have all of the rights as set forth in Section 14(a). If American Tissue disputes any invoice from Boise Cascade, American Tissue shall pay the undisputed portion of the invoice within the time for payment set forth in Section 7 hereof.

     15. Termination by Boise Cascade and American Tissue and Purchase Option. There are four circumstances described below in subsections (a) through (d) in which one of the parties has a right to purchase or an obligation to sell the Paper Machine and, in some cases, certain leasehold improvements. In all such cases the calculation of the sales price is based in whole or in part on the "Net Book Value" (or "NBV") of the Paper Machine or leasehold improvements. NBV is defined as the acquisition cost of the Paper Machine (including but not limited to the purchase price of $5,000,000.00) or leasehold improvements, and the cost of all capital improvements to the Paper Machine and/or other leasehold improvements incurred by American Tissue, less depreciation, all in accordance with generally accepted accounting principles and the capitalization and depreciation policies set forth in Exhibit K. Capitalization and depreciation methods otherwise utilized by American Tissue for financial statements or income tax purposes shall not be controlling for purposes of this Section 15. In no case shall the useful life of any asset exceed 20 years from the date such asset is placed in service for purposes of calculation of the NBV. At the closing of any sale of the Paper Machine or leasehold improvements to Boise Cascade, American Tissue shall give the same warranties of title to Boise Cascade as those given by Boise Cascade to American Tissue pursuant to Exhibit J attached hereto, except for any liens or encumbrances incurred or suffered by Boise Cascade, and except as otherwise provided in subsection 15(d) hereof. The closing of any sale of the Paper Machine shall also constitute termination of this Agreement in accordance with Section 16 of this Agreement, and shall automatically terminate the Warehouse Site Lease. For purposes of this Section 15, the Paper Machine shall be deemed to include all capital improvements thereto.

     (a) Default of American Tissue and Expiration of Term. Upon any termination of this Agreement due to the default of American Tissue or upon the expiration of the fixed term of this Agreement on December 31, 2012, Boise Cascade shall have the option to purchase the Paper Machine on the date of termination of this Agreement. In the event of American Tissue's default, the purchase price for the Paper Machine shall be the NBV of the Paper Machine on the date of termination; Boise Cascade's damages against American Tissue may be applied against the purchase price. In the event of the expiration of the fixed term of this Agreement, the purchase price for the Paper Machine shall be the higher of (i) the NBV of the Paper Machine on December 31, 2002 or (ii) the "fair market value" of the Paper Machine, calculated on the following basis: The Paper Machine shall be valued on the assumption that it has been removed from the Mill and is in storage (but shall not be so removed by American Tissue if such option is exercised) in Portland, Oregon and there shall be deducted from the resulting value the estimated cost of removing and transporting the Paper Machine to Portland, Oregon, and estimated costs of restoration of the Real Property for any damage that would be caused by the removal of the Paper Machine. In the case of the expiration of the fixed term of this Agreement, Boise Cascade shall give American Tissue not less that 120 days' notice prior to the expiration of the fixed term of this Agreement exercising its option to purchase the Paper

Machine. If Boise Cascade fails to exercise its option to purchase the Paper Machine as aforementioned, the provisions of Section 16 of the Agreement shall apply. If Boise Cascade exercises its option to purchase the Paper Machine, the closing shall take place on the fixed expiration date of this Agreement.

     In the case of termination of this Agreement prior to the expiration of the term hereof by reason of American Tissue's default, Boise Cascade shall have a 30-day period after such termination to elect whether or not to exercise its option to purchase the Paper Machine, during which time the Paper Machine shall not be removed from the No. 3 Paper Machine Building or altered in any manner. If Boise Cascade exercises its option to purchase the Paper Machine within said 30-day period and otherwise in accordance with the provisions of this Agreement, the closing shall take place ten days after the expiration of said 30-day period. If Boise Cascade does not exercise its option to purchase the Paper Machine within such 30-day period and otherwise in accordance with the provisions of this Agreement, the provisions of Section 16 of the Agreement shall apply.

     (b) Force Majeure. If Boise Cascade declares an event of force majeure with respect to excessive governmental laws and regulations in accordance with the last paragraph of Section 13 of this Agreement and, in connection therewith, permanently closes its pulp mill at the Mill, American Tissue shall have the right to require Boise Cascade to purchase the Paper Machine for a purchase price equal to the NBV of the Paper Machine plus $5,000,000.00 and to purchase American Tissue's leasehold improvements to the Real Property and to the premises subject to the Warehouse Site Lease for a purchase price equal to the NBV of such assets as calculated on the date the pulp mill is permanently closed. Such right shall be exercisable by American Tissue's giving Boise Cascade notice of such exercise within 30 days of the closing of the pulp mill and closing shall take place within 30 days after the giving of such notice. This Agreement shall be terminated at the closing of such transaction and the applicable provisions of Section 16 shall apply.

     (c) American Tissue's Option. At any time during the six-month period ending December 31, 2001, American Tissue shall have the right to make a request to Boise Cascade in writing that any or all of the terms and conditions of this Agreement be renegotiated. The parties shall have a period of 90 days after such written request (the "Negotiation Period") to renegotiate any or all of the terms and conditions of this Agreement. If the parties are unable to reach an agreement on new terms and conditions for any reason, then American Tissue shall have the option to terminate this Agreement effective as of December 31, 2002, by written notice given to Boise Cascade within 90 days after the expiration of the Negotiation Period. In such event, Boise Cascade shall have the option to purchase the Paper Machine at a closing to be held on the termination date for a purchase price equal to the NBV of the Paper Machine as of the date of closing less $5,000,000.00. If the resulting purchase price figure is negative, such amount shall be paid to Boise Cascade at the closing. Boise Cascade must exercise its right to purchase the Paper Machine by giving American Tissue written notice thereof within 150 days after the expiration of the Negotiation Period.

     (d) Third-Party Action; Breach of Warranty. If any action or proceeding is commenced by any third party contesting in any manner Boise Cascade's warranty of title to the Paper Machine or seeking relief that, if granted, would cause Boise Cascade's warranty of title to the Paper Machine to be breached or would prohibit American Tissue's ownership, use or possession of the Paper Machine or the Real Property pursuant to this Agreement (where such prohibition results other than by reason of American Tissue's fault), Boise Cascade shall, at Boise Cascade's sole cost and expense (including attorneys' fees by counsel to be chosen by Boise Cascade, subject to the approval of American Tissue, which approval shall not be unreasonably withheld or delayed) vigorously defend such action or proceeding on behalf of Boise Cascade and/or American Tissue. The parties shall give prompt notice to each other upon learning of any such action or proceeding. American Tissue shall have the right, but not the obligation, to participate with Boise Cascade in defending such action or proceeding with separate counsel of American Tissue's choice, at American Tissue's expense. If by reason of such action or proceeding, American Tissue must relinquish the ownership, use or possession of the Paper Machine for a period of at least three years, then American Tissue shall have the right to terminate this Agreement effective at any time after the expiration of such three-year period and to require Boise Cascade to purchase the Paper Machine for a purchase price equal to the NBV of the Paper Machine plus $5,000,000.00 and to purchase

American Tissue's leasehold improvements to the Real Property and to the Warehouse Site Lease premises for the NBV of such assets (such NBV calculated in both cases as of the date that American Tissue was required to relinquish such ownership, use, or possession). The closing of such purchase shall be held 30 days after American Tissue gives notice to Boise Cascade of American Tissue's election to terminate this Agreement and to require Boise Cascade to purchase such assets. Simultaneously with the receipt and collection of all of the closing funds, American Tissue will quit claim to Boise Cascade by using a bill of sale or other appropriate document or instrument under applicable law, any and all right, title and interest American Tissue has or may have acquired in the Paper Machine and shall warrant title to other assets conveyed in accordance with the first paragraph of this Section 15 and to the extent that American Tissue has title consistent with the terms of this Agreement. Without limitation of the foregoing, during the period American Tissue shall have been required to relinquish ownership, use, or possession of the Paper Machine and thereafter until such time as American Tissue elects to require Boise Cascade to purchase the Paper Machine and leasehold improvements pursuant to this Section 15(d) and the closing in respect thereof is held, (i) all of American Tissue's obligations under and pursuant to this Agreement shall be suspended, (ii) Boise Cascade shall not be obligated to furnish to American Tissue the pulp and services called for in this Agreement and (iii) Boise Cascade shall pay to American Tissue monthly in arrears, on the fifth day of each month for the previous month, interest on the NBV of the Paper Machine and leasehold improvements to the Real Property and to the Warehouse Site Lease as of the date that American Tissue was required to relinquish such ownership, use, or possession at an interest rate equal to the Prime Rate on the fourth day of each such month plus 1%. The interest rate calculation shall be made in the same manner as interest rate calculations are made pursuant to Exhibit I, for purposes of identifying the Prime Rate. If Boise Cascade is able to restore full title, use and possession to the Paper Machine to American Tissue on or before the expiration of the aforementioned three-year period upon all of the terms and conditions set forth in this Agreement, then it shall do so, and upon such restoration all such interest accruals and payments shall thereupon cease and this Agreement shall thereupon be fully reinstated. Such reinstatement shall not lengthen the term of this Agreement. Boise Cascade shall indemnify American Tissue for and hold American Tissue harmless against any and all amounts payable to third parties, such as damages, penalties, costs and expenses (including reasonable attorneys' fees and court costs) incurred by or asserted against American Tissue arising out of or in connection with the third party action or proceeding referred to in this subsection 15(d). The remedies set forth in this subsection 15(d) shall be American Tissue's sole remedies with respect to the subject matter of this subsection.

     16. Termination. Upon expiration or termination of this Agreement, American Tissue shall remove its inventory from the Mill and shall surrender the office which it occupies pursuant to Section 18 hereof, and the Real Property to Boise Cascade in as good condition as when received by American Tissue, as same may have been improved or altered pursuant to this Agreement, ordinary wear and tear excepted. If Boise Cascade does not exercise its purchase option as set forth in subsections 15(a) and 15(c), American Tissue must, no less than 60 days prior to termination if termination occurs at the expiration of the term of this Agreement or in accordance with subsection 15(c) hereof, or within 45 days after termination if termination otherwise occurs prior to the expiration of the term of this Agreement, give written notice of its intention to remove or abandon the Paper Machine. Failure of American Tissue to provide such notice, time being of the essence, shall result in an abandonment of the Paper Machine to Boise Cascade without the necessity of any further documentation or conveyances by American Tissue and the warranties of title required by the first paragraph of
Section 15 hereof shall apply. If American Tissue elects to remove the Paper Machine, American Tissue must remove the entire Paper Machine, but shall not remove any of the Real Property, and shall place the Real Property in a safe, stable, and commercially reasonable condition, and shall have 180 days from the date of written notice to complete all removal and other related work, such time period to be tolled by any period of force majeure which prevents or materially impairs removal of the Paper Machine. If American Tissue abandons the Paper Machine, no portion of the Paper Machine, or improvements shall be removed. Upon termination of this Agreement for any reason, American Tissue and Boise Cascade shall each execute and deliver all documents reasonably requested by the other party to evidence termination of the lease of the Real Property and the Warehouse

Site Lease, and, in the case of abandonment, documents of conveyance of the Paper Machine and leasehold improvements to Boise Cascade, free and clear of all liens, except as otherwise provided hereunder.

     17. Assignment. Except as may be otherwise agreed by the parties hereto, no party shall assign this Agreement or any interest herein (whether through a sale of the Paper Machine, sale of stock, merger, consolidation, or otherwise) without the prior written consent of the other party, which consent each party covenants shall not be unreasonably withheld or delayed provided that such assignment is to a financially responsible third party and provided further, no such assignment shall be permitted to an assignee who is a competitor of Boise Cascade's business operated at the Mill. However, Boise Cascade may assign all of its rights and obligations hereunder to any corporation into which it shall be merged or consolidated or to which it shall sell all or substantially all of its assets, provided that such corporation assumes all of the obligations so assigned and that Boise Cascade may assign this Agreement to a purchaser of substantially all the assets of the Mill which assumes all of the obligations so assigned. Either party hereto, without such consent, may also assign any or all of its rights or obligations hereunder to any subsidiary of such party, provided that such subsidiary shall assume all of the obligations so assigned and that the assigning party shall unconditionally guarantee performance of such obligations by such subsidiary. No assignment shall relieve the assignor of any of its duties, obligations, or liabilities hereunder. Notwithstanding the foregoing, American Tissue shall not assign this Agreement to any third party which does not simultaneously purchase the Paper Machine.

     18. Facilities for Representatives of American Tissue. Without limitation of any other provisions of this Agreement, Boise Cascade shall furnish to American Tissue sufficient enclosed office space (no more than two offices) at the Mill for the use of representatives authorized by American Tissue while at the Mill and for the storage of records with respect to the Paper Machine. Boise Cascade shall also furnish such representatives with such identification papers as may be necessary to gain access to those parts of the Mill which relate to the Paper Machine and other facilities relating to the production, storage, and shipping of the paper from the Paper Machine.

     19. Inspection of Books and Records. Without limitation of any other provisions of this Agreement, American Tissue shall have the right to inspect the books, records, related documentation, meters, scales and other measuring equipment of Boise Cascade for the purpose of determining the accuracy of the determinations required to be made by Boise Cascade hereunder, such as those relating to the determination of the pulp price, Direct Costs, Indirect Costs, Capital Costs, and Excluded Costs. Such inspections shall be conducted during normal business hours and not more frequently than monthly. Such inspections may be conducted by employees of American Tissue or by duly authorized representatives of American Tissue, and all information of Boise Cascade obtained during or as a result of such inspections shall be kept strictly confidential and shall be used only for the purposes herein provided.

     20. Payment of Expenses. Each party shall pay the costs and expenses (including fees of attorneys and accountants) incurred by it in connection with the negotiation, execution, delivery, and consummation of this Agreement.

     21. Further Documents. Each party will execute and deliver to the other party such further instruments and documents as such other party may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

     22. Survival of Representations and Warranties. All representations and warranties included herein shall survive the execution of this Agreement, notwithstanding any investigation by any party. Each party shall indemnify and hold the other party harmless from and against any and all claims, damages, demands, liabilities, actions, proceedings, judgments, penalties, losses, costs, and expenses (including, without limitation, reasonable attorneys' fees and court costs) suffered or incurred by the indemnified party arising out of or in connection with the breach of any representation or warranty by the indemnifying party.

     23. Governing Law. This Agreement shall be deemed to have been entered into pursuant to, and shall be governed by the laws of the state of Oregon.

     24. Notices. Any notice, request, or other communication required or permitted to be given or made hereunder shall be deemed properly given or made if delivered personally or if mailed by certified mail, return receipt requested, in the ordinary course, postage prepaid, as follows:

             If to Boise Cascade:     Boise Cascade Corporation
                                      Attn: Director of Finance, White Paper
                                      One Jefferson Square
                                      P.O. Box 50
                                      Boise, ID 83728-0001

             With a copy of any
             notice of default to:    Boise Cascade Corporation
                                      Attn: Legal Department
                                      One Jefferson Square
                                      P.O. Box 50
                                      Boise, ID 83728-0001

             If to American Tissue:   American Tissue Mills of Oregon, Inc.
                                      Attn: Messrs. Medhi
                                      Gabayzadeh and Frank DiMaio
                                      50 Cabot Court
                                      Hauppauge, New York 11788

             With a copy of any
             notice of default to:    Mandel & Resnik P.C.
                                      Attn: Barry H. Handel, Esq.
                                      220 East 42nd Street
                                      New York, New York 10017

     25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     26. Captions. The titles of the sections and subsections of this Agreement have been prepared and assigned for convenience only and shall not be construed as limiting, defining, or affecting the substantive terms of this Agreement.

     27. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all previous written or oral negotiations, representations, commitments, and writings with respect to such transactions.

     28. Option to Lease. By written notice given at any time prior to December 31, 1997, American Tissue may cause the terms and conditions of the Warehouse Site Lease annexed hereto as Exhibit G to become effective as of the date which is 30 days after the date of the notice, without the necessity for any further signatures or actions by either party.

     29. Venue. The venue for any action brought by one party against the other party shall be in state or Federal court in Oregon.

     30. Good Faith. There is an obligation of good faith and fair dealing for both parties with respect to all aspects of this Agreement.

     31. Cumulative Remedies. Except as specifically set forth in subsection 15(d), all remedies available to either party under this Agreement, at law and/or in equity, shall be cumulative, and such remedies may be exercisable separately, concurrently, and in any manner or order of priority.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers the day and year first above written.

ATTEST:                                       BOISE CASCADE CORPORATION

/s/ ILLEGIBLE                                 By /s/ ILLEGIBLE
------------------------------                   -------------------------------
Assistant Secretary                                  VICE PRESIDENT

ATTEST:                                       AMERICAN TISSUE MILLS OF
                                                OF OREGON, INC.

/s/ ILLEGIBLE                                 By /s/ Nourollah Elghanayan
------------------------------                   -------------------------------
Secretary                                     Title Pres.
DP2lO16C.V3

                                    AMENDMENT

     THIS AMENDMENT is entered into as of the 1st day of January 1999, by and among BOISE CASCADE CORPORATiON ("Boise Cascade") and AMERICAN TISSUE MILLS OF OREGON, INC. and AMERICAN TISSUE CORPORATION (collectively referred to hereinafter as "ATC").

     WHEREAS, Boise Cascade and American Tissue Mills of Oregon, Inc. entered into an agreement dated November 23, 1992 ("Agreement"): and

     WHEREAS, the parties desire to amend the Agreement.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Definitions. All capitalized terms not otherwise defined herein shall have the meaning as set forth in the Agreement.

     2. Joint and Several Obligations. The duties and obligations of ATC under this Amendment and under the Agreement shall be the joint and several obligations of both American Tissue Mills of Oregon, Inc. and American Tissue Corporation.

     3. Term. The termination date set forth in Section 6 of the Agreement and all other references in the Agreement to the term are amended to extend the term of the Agreement to December 31, 2022.

     4. Outside Pulp Storage. Section 6(d) is amended to provide that Boise Cascade has no obligations to provide outside pulp storage beginning on the date the warehouse to be constructed by ATC (as hereinafter provided) is completed.

     5. Late Pay Interest Rate. The first paragraph of Section 7(e) of the Agreement is deleted and amended to read as follows:

          Direct Costs, Capital Costs, and the amount due for pulp shall be paid 45 days after the end of the month in which they were incurred ("45-Day Option"), which invoice shall be received by ATC no later than ten days following such month end; provided, however, at ATC's option, ATC shall be permitted to make equal payments spread over 30 days ("30-Day Option") beginning the 30th day after the end of the month; if the 30-Day Option Is chosen and ATC defaults on any of these payments, interest shall accrue on the entire unpaid balance of these amounts beginning 45 days after the end of the month in which the costs were incurred until such default is cured. Except as provided in the preceding sentence, interest on late pay amounts shall accrue beginning when payment is due and continue until the amount due is paid. Interest shall be calculated at the prime rate (or for the previous banking day if such date falls on a non-banking day) plus 3.5%. The prime rate shall be "the base rate on corporate loans as posted by at least 75% of the nation's 30 largest banks: as quoted by the edition of The Wall Street Journal published on the next day The Wall Street Journal shall be published. Interest on the Indirect Costs shall be calculated beginning on the 16th of each month, if not paid by the 15th of that month, at the interest rate set forth above. The failure of Boise Cascade to declare a default when payment is not made as required hereunder shall not be deemed a waiver of Boise Cascade's right to declare defaults in the future (i.e., if interest is accruing, Boise Cascade may declare a default under the agreement, subject to the ten-day cure period set forth in Section 14 of the Agreement).

     6. Mill Closure. Section 16(b) is deleted and replaced with Exhibit A-1 attached hereto.

     7. Renegotiation Option. Section 15(c) of the Agreement is amended to delete "December 31, 2001" and replace it with "December 31, 2008."

     8. Warehouse Lease. Section 28 is amended to provide that the Warehouse Site Lease set forth in Exhibit G thereto is considered in effect on January 1, 1999, as amended pursuant to the provisions of this section. The rent set forth in the Warehouse Site Lease is amended to be $4,000 per year payable yearly in advance. The rent for 1999 shall be payable upon the execution of this Amendment by both parties. The warehouse crew at the Building is a Direct Cost to ATC. ATC shall no longer be charged overhead charges for Roll Finishing and Shipping as listed in Exhibit 2A, effective upon completion of the Building, fixtures (including conveyor systems), and office furnishings. ATC shall construct the Building, fixtures (including conveyor systems), and office furnishings at ATC's sole cost and expense, which construction shall be completed no later than the completion of upgrade to the #3 paper machine described hereafter. Upon completion of the Building, fixtures (including conveyor systems), and office furnishings, Boise Cascade shall no longer be required to furnish storage facilities as set forth in Section 6(c) and Exhibit D to the Agreement; provided, however, that ATC shall have the option of continued use of such warehouse space until such time as Boise Cascade chooses to install a rail spur at Boise Cascade's sole cost and expense. If Boise Cascade chooses to install a rail spur, ATC shall be allocated five rail cars per week. Prior to the installation of a new rail spur, Boise Cascade shall permit ATC reasonable use, when available, of existing rail spurs at the mill. All properly taxes and insurance on the Building, fixtures (including conveyor systems), and office furnishings are Direct Costs to ATC and allocated as set forth below in Section 9. ATC shall be permitted to install stock preparation equipment in the Building if Boise Cascade reduces the pulp available to ATC pursuant to the option contained in the amendment to Exhibit E of the Agreement set forth hereafter. Boise Cascade hereby consents to the construction of one or more buildings on the Premises provided that the "use" of such building(s) complies with Article 5 of the Warehouse Site Lease. Notwithstanding any provision of the Agreement, the Amendment or the Warehouse Site Lease to the contrary, ATC may incur and obtain leasehold or other financing secured by a first priority lien and mortgage on ATC's interest in the Premises and the Building and Boise Cascade shall and will cause its lenders and any other party having an interest in the Premises to promptly execute and deliver such documents and take such actions requested by ATC, its lender, or its title company to effectuate the foregoing. During the term of the Warehouse Site Lease, Boise Cascade shall require that any mortgagee or other secured lender with respect to the Mill and any other party having an interest in the Premises subordinate its interest in the Premises to ATC and its lender. Upon completion of the Building, fixtures (including conveyor systems), and office furnishings, ATC shall have the right to cause Boise Cascade to purchase the Building, fixtures (including conveyor systems), and office furnishings at any time after ATC is in default of its obligation to the lender who provides a financing to construct the Building, fixtures (including conveyor systems). and office furnishings; provided that the principal amount of the construction financing shall in no case exceed the lower of (a) construction costs (including "soft" costs, but excluding capitalized interest) of the Building and fixtures and (b) $4,000,000; and provided further that the construction loan is amortized over a period not to exceed 20 years. If ATC exercises this option, the purchase price shall be the remaining balance outstanding under the construction loan at the time of the purchase, without any increase on account of accrued but unpaid interest, costs, attorneys' fees, or any other amounts owed by ATC to the lender. Boise Cascade has the option to purchase the Building, fixtures (including conveyor systems), and office furnishings at NBV upon termination of the Agreement by giving ATC no less than 60 days' written notice prior to the closing. Closing shall occur 60 days after the written notice is given to ATC. Boise Cascade shall pay cash at closing in the amount of the NBV of the Building, fixtures (including conveyor systems), and office furnishings on the date of closing, less the amount of any liens or encumbrances on the Building, fixtures (including conveyor systems), and office furnishings, if such liens or encumbrances are assumed by Boise Cascade, at its option, at closing.

     9. Costing/Billing Method. Exhibit C to the Agreement is amended as follows:

          Payment of insurance and taxes on the #3 paper machine and the #3 paper machine building as a direct cost to ATC. All Boise Cascade insurance and taxes are Excluded Costs. The #3 paper machine building is currently appraised for property tax purposes for $1,995,600. Boise Cascade will continue to pay the taxes and insurance. Boise Cascade will charge ATC directly for their portion based on (i) actual bills with respect to the #3 paper machine and #3 paper machine building, for such insurance and taxes or (ii) the appraisals of the paper machine and the #3 paper machine building pro rata to values of the other insured (appraised on a consistent basis for insurance purposes) and taxable (appraised for property tax purposes), as the case may be, assets at the Mill. Boise Cascade shall use commercially reasonable efforts to minimize through tax certiorari or other applicable proceedings, taxes assessed on the #3 paper machine and #3 paper machine building and payable by ATC hereunder, and ATC shall reimburse Boise Cascade, without duplication, for any costs incurred in such proceedings.

          If ATC buys a substation, ATC shall not be charged any further substation lease payments pursuant to Exhibit 2A. Boise Cascade will purchase and install substation for ATC. ATC will reimburse Boise Cascade for such costs as Direct Costs.

          If Boise Cascade replaces the existing substation, ATC shall pay as a Direct Cost an amount equal to the acquisition of a substation for ATC's exclusive use, subject to mill standards, not to exceed $1 million and upon start-up of such new substation, ATC will not be charged for any further substation lease payments pursuant to Exhibit 2A. Any costs related to the termination of the existing substation leases will not be chargeable as an Indirect Cost or otherwise to ATC.

          If extra staffing for ATC is required during the Paper Machine upgrade, this would be a direct cost to ATC.

     10. Environmental. Boise Cascade shall allow offsets for air emission.

     The Paper Machine upgrade shall include the following design parameters:

          a.   Less than 2% fiber loss;

          b.   Less than 11 megawatts total load;

          c.   Best available control technology for air emissions;

          d.   Water usage less than 3 million gallons per day.

     Boise Cascade consents to the improvements and construction necessary to upgrade the Paper Machine to an average production capacity of 200 tons per day, including but not limited to those improvements set forth in Exhibit A-2


     11. Building Ventilation System. Building ventilation system to be properly operated by Boise Cascade at all times. Boise Cascade to pay 50% of the costs of it upgrading ventilation system at Paper Machine buildings in accordance with specifications acceptable to both parties.

     12. lntercreditor Agreement. Boise Cascade shall consent to enter into an lntercreditor Agreement from time to time with ATC's lenders substantially on the terms set forth in the Consent and lntercreditor Agreement dated as of February 11, 1994, between The CIT Group/Equipment Financing, Inc. and Boise Cascade, as amended. Provided, however, there shall be no put option to Boise Cascade (Section 7 of lntercreditor Agreement), and Boise Cascade is not obligated to make payments as set forth in Section 5.c, Third (4). Boise Cascade to have the right to operate Paper Machine at Boise Cascade's cost after termination of Agreement due to ATC's default until disposition of the Paper Machine. Provided further, if ATC issues bonds secured by liens on its assets at multiple locations, Boise Cascade shall consent to an intercreditor agreement as set forth above and wherein Boise Cascade and the secured lender or trustee for the bonds shall share all proceeds of the collateral located on the Premises on a 50-50 basis up to the first $20 million of proceeds therefrom, and Boise Cascade will be subordinated to the security interest of such secured lender with respect to all proceeds after the first $20 million, subject to Boise Cascade's rights under section 15(a) of the Agreement.

     13. Pulp sales. Exhibit E to the Agreement is amended as follows:

          a. Eliminate "blend pulp" requirement.

          b. Pricing for softwood pulp same as current Agreement, except that Exhibit E is deemed amended to provide that 50% of Daily and Annual Cost per ton discount (a/k/a Fixed Costs) shall be used rather than 10% as per Agreement Exhibit E (Wallula drying costs) and Exhibit E
          Section 3(a) is amended to provide that (i) the monthly sales for purposes of determining weighted average U.S. and Canadian selling price per SADT must be sales to persons unaffiliated with Boise Cascade or with respect to which Boise Cascade does not have any economic interest and (ii) the aggregate of such monthly sales must be no less than 3,600 SADT during such month and if such minimum monthly sales by the Wallula, Washington, mill are not attained, the provisions of Section 3(c) shall apply for that month only as if Wallula ceased U.S. and Canadian sales of pulp for that month. The pricing formula based upon Wallula sales shall be reestablished when Wallula sales exceed 3,600 SADT in a month. Exhibit E is further amended to provide that pricing for softwood pulp shall in no month exceed $300 per SADT over variable cost for the previous month, nor be lower than $50 per SADT o over variable cost for the previous month. See Exhibit C-1 attached for example of how to calculate variable cost All references in the Agreement to softwood price or discounts off softwood price for hardwood or off quality pulp shall mean the softwood price as calculated pursuant to this Amendment Section 13.b. Pulp price for a given month will be based on sales and costs for the previous month. Boise Cascade will report to ATC the pulp cost for the month by the 7th day of that month. Example: July price is based on June sales minus discounts subject to min and max variable cost. By July 7, ATC will know what pulp price will be billed for July.

          c. Boise Cascade shall have available, for each calendar year, beginning January 1, 2000, at least the following volumes of pulp SADT, less any tons that cannot bar produced due to force majeure:

          Hardwood and softwood                  62,000 SADT/
          combined:                                calendar year

                                                 4,500 SADT/
                                                   calendar month

          Boise Cascade shall have available at least 15.000 SADT per year of hardwood. If ATC requires softwood or hardwood pulp over the volume obligations of Boise Cascade, Boise Cascade shall use commercially reasonable efforts to supply ATC's requirements prior to any requirements of outside customers; provided however, this sentence shall not apply if Boise Cascade exercises the option contained in the following sentence; and provided further, Boise Cascade may first satisfy the pulp requirements of its paper machines at the Mill before supplying such excess pulp. Boise Cascade may at any time, but only one time (unless otherwise agreed to by ATC), upon six months' prior written notice to ATC, reduce its volume requirements to as low as 45,000 tons per year (3,000 SADT/calendar month), hardwood and softwood combined. If this option is exercised, ATC's minimum volume would be reduced pro rata with the current Agreement. In the event of a reduction, Boise Cascade must continue to supply the hardwood at a rate of 15,000 SADT per year.

          ATC shall utilize Boise Cascade pulp for 100% of its softwood needs for the No. 3 Paper Machine.

          ATC shall utilize Boise Cascade-supplied softwood for at least 60% of its wood pulp requirements. Wood pulp includes recycled pulp.

          ATC's minimum volume obligations in the Agreement are amended as set forth below, beginning in the later of (i) December 31, 2002, or (ii) completion of the start-up curve; provided, however, that if the Tissue Machine is not producing at design capacity (which is estimated to be 75,000 tons per year) within six months following substantial completion of the machine upgrade, ATC's minimum volume obligations set forth below shall be reduced pro rata with the current Agreement requirements until such design capacity threshold is achieved, but in no case shall ATC purchase wood pulp (other than recycle and grade-specific needs) from sources other than Boise Cascade beginning February 1,1999, and ending on the later of December 31, 2002, and completion of the start-up curve. See main agreement for Boise Cascade's performance obligations with respect to operation of machine.


          Hardwood and                                           57,000 SADT/
          softwood combined:                                     calendar yr
                                                                 3,800 SADT/
                                                                 calendar mo

          d. Pricing for hardwood pulp: 90% of price for softwood pulp and beginning upon completion of the start-up curve (with volume measured on a calendar-year basis) 90% of price for softwood pulp on first 15,000 tons in each year; remainder priced at 100% of softwood pulp price. If ATC is obligated to purchase 100% of its pulp needs from Boise Cascade due to performance issues during start-up curve, Boise Cascade shall make every reasonable effort to supply ATC hardwood pulp (at 90% of softwood pricing), for 40% of ATC's wood pulp needs; provided Boise Cascade may first satisfy the hardwood pulp requirements of its paper machines at the Mill. Boise Cascade and ATC may agree from time to time on additional hardwood pulp sales.

          e. Specs for pulp: See Exhibit E-1, attached hereto.

          f. Purchased pulp from third parties shall be stored in ATC's warehouse.

          g. ATC has a right of first refusal to purchase off quality pulp not utilized by Boise Cascade to be offered to ATC at $50/ton discount to applicable softwood or hardwood price. See Exhibit E-1 for specifications. Boise Cascade at its cost to install system to deliver off-quality pulp to ATC on or before June 1, 1999. Off quality tons count toward ATC's volume commitment hereunder and Boise Cascade's volume obligations hereunder.

          h. Any pulp purchased by ATC from Boise Cascade counts toward ATC's volume commitment hereunder and Boise Cascade's minimum volume obligations hereunder, even if ATC ships pulp to other locations. ATC shall provide its own facilities (e.g., wet lap) for the handling and shipping such pulp out of its warehouse.

          i. If the machine upgrade is coordinated with the paper mill annual shutdown, ATC shall be relieved pro rata from its pulp purchase obligations while the machine is not operating during the upgrade ("Upgrade Shutdown") and Indirect Costs during the Upgrade Shutdown shall be deferred and are payable in 12 equal monthly installments without interest commencing three months after the conclusion of the Upgrade Shutdown. ATC shall utilize 100% of Boise Cascade's pulp (other than recycle and grade-specific needs) during startup curve and prior to the shutdown.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.


BOISE CASCADE CORPORATION

By     /s/ N. David Spence
    ---------------------------------

Title  Senior Vice President
       ------------------------------




AMERICAN TISSUE MILLS OF OREGON, INC.

By     /s/ Mehdi Gabayzedeh
    ---------------------------------

Title   Mehdi Gabayzedeh - President
       ------------------------------




AMERICAN TISSUE CORPORATION

By     /s/ Mehdi Gabayzedeh
    ---------------------------------

Title   Mehdi Gabayzedeh - President
       ------------------------------